Exhibit 99.1

NPS Pharmaceuticals Announces Amended Amgen Agreement and Plan to Retire Sensipar-Backed Series B Notes

-- Amgen to advance NPS $145 million from Sensipar royalties --

BEDMINSTER, N.J.--(BUSINESS WIRE)--August 15, 2011--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing orphan therapeutics for rare gastrointestinal and endocrine disorders, today announced that the company intends to retire the 15.5% Secured Class B Notes when they become redeemable at par value on September 30, 2011. The company also announced that it has entered into an agreement with Amgen that becomes effective after the retirement of the Class B Notes. Under the Amgen agreement, Amgen will advance $145 million of Sensipar®/Mimpara® (cinacalcet HCl) royalties to NPS. After the repayment of the royalty advance and a 9 percent per annum discount factor on the balance of the advance, Amgen will resume paying royalties to NPS. The repayment of the royalty advance and discount shall be satisfied solely by Amgen’s withholding of royalties and except in the event of default, NPS will have no obligation to repay any unsettled amount.

“We’re pleased to extend our longstanding relationship with Amgen in a way that benefits both companies,” said Luke Beshar, senior vice president and chief financial officer of NPS Pharmaceuticals. “We expect this transaction to save NPS approximately $13 million in interest expense over the next two years. This is another example of generating capital in a way that is in the best interest of our shareholders as we prepare to commercialize our two late-stage product candidates, GATTEX and NPSP558.”

The Class B Notes originated in August 2007 through a private placement. The Class B Notes are non-recourse to NPS and solely secured and serviced by the company’s revenues related to Sensipar and Mimpara. NPS will retire the Class B Notes utilizing existing NPS resources.

About NPS Pharmaceuticals

NPS Pharmaceuticals is an outsourcing-based development company focused on bringing biopharmaceuticals to patients with rare disorders and few, if any, therapeutic options. The company is advancing two Phase 3 registration programs, GATTEX® (teduglutide) in short bowel syndrome (SBS) and NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) in hypoparathyroidism. NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com